Exhibit 3.2

CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF KNIGHTSCOPE, INC.

Knightscope, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:	That the Board of Directors of the Corporation duly adopted resolutions recommending and declaring advisable that the Amended and Restated Certificate of Incorporation of the Corporation, as amended, be further amended and that such amendment be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation, as amended, be further amended by amending and restating the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation, as amended, in its entirety to read as follows:

The Corporation is authorized to issue three classes of stock which shall be designated, respectively, “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” The total number of shares of stock that the corporation shall have authority to issue is 298,000,000 shares, consisting of 228,000,000 shares of Class A Common Stock, $0.001 par value per share, 30,000,000 shares of Class B Common Stock, $0.001 par value per share, and 40,000,000 shares of Preferred Stock, $0.001 par value per share.

RESOLVED FURTHER, that the Amended and Restated Certificate of Incorporation, as amended, be further amended by amending and restating Article V of the Amended and Restated Certificate of Incorporation, as amended, in its entirety to read as follows:

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1. Definitions. For purposes of this ARTICLE V, the following definitions shall apply:

(a) “Change of Control” means (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Corporation held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Corporation.

(b) “Class B Common Stockholder” means (i) the registered holder of a share of Class B Common Stock at the Effective Time, (ii) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Effective Time pursuant to the exercise of, conversion of or settlement of Convertible Securities issued prior to the Effective Time and (iii) each natural person who Transferred shares of Class B Common Stock or Convertible Securities prior to the Effective Time to a Permitted Entity that, as of the Effective Time, complies with the applicable exception for such Permitted Entity in Section 2(d)(ii).

(c) “Common Stock” shall mean the Class A Common Stock and Class B Common Stock, collectively.

(d) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(e) “Corporation” shall mean Knightscope, Inc.

(f) “Distribution” shall mean either (i) the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock; or (ii) the purchase or redemption of shares of the Corporation by the Corporation or its subsidiaries for cash or property other than, in each case (A) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase; (B) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right; and (C) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder.

(g) “Effective Time” shall mean the time on May 17, 2019 at which the first Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware.

(h) “Liquidation Event” shall mean (i) a Change of Control; or (ii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

(i) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(j) “Permitted Entity” shall mean with respect to any Class B Common Stockholder, any trust, account, plan, corporation, partnership, or limited liability company specified in Section 2(d)(ii) established by or for such Class B Common Stockholder, so long as such entity meets the requirements set forth in Section 2(d)(ii).

(k) “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(l) “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, (i) a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership), (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise, (iii) any Transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement; provided, however, that the following shall not be considered a “Transfer” within the meaning of Section 1(l):

(i)         the granting of a proxy to officers or directors of the Corporation at the request of the Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholders;

(ii)        entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are Class B Common Stockholders, that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one (1) year or is terminable by the Class B Common Stockholder at any time and (C) does not involve any payment of cash, securities, property or other consideration to the Class B Common Stockholder other than the mutual promise to vote shares in a designated manner; or

(iii)       the pledge of shares of Class B Common Stock by a Class B Common Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Class B Common Stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledgee shall constitute a “Transfer.”

(m) “Voting Control” shall mean the power to vote or direct the voting of the applicable voting security by proxy, voting agreement or otherwise.

2. Common Stock

(a) General. The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation and outstanding from time to time.

(b) Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

(c) Liquidation Rights. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

(d) Conversion of Class B Common Stock.

(i) Optional Conversion. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.

(ii) Automatic Conversion upon Transfer. Each share of Class B Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the Transfer of such share; provided, however, the following exceptions (the “Exempted Transfers”) shall not trigger an automatic conversion:

(a)        a Transfer of Class B Common Stock by a Class B Common Stockholder or such Class B Common Stockholder’s Permitted Entities to another Class B Common Stockholder or such Class B Common Stockholder’s Permitted Entities;

(b)       a Transfer by a Class B Common Stockholder to any of the following Permitted Entities, and from any of the following Permitted Entities back to such Class B Common Stockholder and/or any other Permitted Entity by or for such Class B Common Stockholder:

(1) a trust for the benefit of such Class B Common Stockholder and for the benefit of no other person, provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class B Common Stockholder; and, provided, further, that in the event such Class B Common Stockholder is no longer the exclusive beneficiary of such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(2) a trust for the benefit of persons other than the Class B Common Stockholder so long as the Class B Common Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class B Common Stockholder; and, provided, further, that in the event the Class B Common Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(3) a trust under the terms of which such Class B Common Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code (the “Code”) and/or a reversionary interest so long as the Class B Common Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that in the event the Class B Common Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(4) an Individual Retirement Account, as defined in Section 408(a) of the Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Class B Common Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code; provided that in each case such Class B Common Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event the Class B Common Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(5) a corporation in which such Class B Common Stockholder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Class B Common Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event the Class B Common Stockholder no longer owns sufficient shares or has sufficient legally enforceable rights to enable the Class B Common Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each share of Class B Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(6) a partnership in which such Class B Common Stockholder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Class B Common Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; provided that in the event the Class B Common Stockholder no longer owns sufficient partnership interests or has sufficient legally enforceable rights to enable the Class B Common Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership, each share of Class B Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

(7) a limited liability company in which such Class B Common Stockholder directly, or indirectly through one or more Permitted Entities, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Class B Common Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company; provided that in the event the Class B Common Stockholder no longer owns sufficient membership interests or has sufficient legally enforceable rights to enable the Class B Common Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each share of Class B Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

(iii) Automatic Conversion Post January 27, 2022 upon Election of Founders. At any time following January 27, 2022, each outstanding share of Class B Common Stock shall automatically be converted into one (1) fully paid and nonassessable share of Class A Common Stock (and any outstanding right to receive shares of Class B Common Stock upon the exercise of, conversion of or settlement of Convertible Securities shall be automatically converted into the right to receive shares of Class A Common Stock on the same one-for-one basis) upon the affirmative vote or written consent of the holders of a majority of the Class B Common Stock then outstanding and held by the Founders and Permitted Entities of the Founders, or, if later, the effective date for such conversion specified by such vote or written consent. For purposes of this Section 2(d)(iii) only, “Founders” shall mean each of William Santana Li and Stacy Dean Stephens.

(iv) Effect of Conversion. In the event of a conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to this Section 2(d), such conversion shall be deemed to have been made at the time that the Corporation’s transfer agent receives the written notice required pursuant to Section 2(d)(i) or the time of the affirmative vote or written consent of the applicable holders of Class B Common Stock pursuant to Section 2(d)(iii) (or a later date specified by such vote or written consent), as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of such shares of Class B Common Stock shall cease and the person or persons in whose name or names the certificate or certificates representing the shares of Class B Common Stock are to be issued, if any, shall be treated for all purposes as having become the record holder or holders of such number of shares of Class A Common Stock into which such Class B Common Stock were convertible. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Section 2(d) shall be retired and shall not be reissued.

(v) Adjustments for Subdivisions or Combinations of Common Stock. In the event that the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, then the outstanding shares of Class B Common Stock shall be subdivided or combined in the same proportion and manner. In the event that the Corporation in any manner subdivides or combines the outstanding shares of Class B Common Stock, then the outstanding shares of Class A Common Stock shall be subdivided or combined in the same proportion and manner.

(vi) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Class B Common Stock into shares of Class A Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class B Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose.

(vii) Administration. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this dual class Common Stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, provided that the rights of the holders are not adversely affected, and may request that holders of shares of Class B Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred.

(e) Voting.

(i) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Class A Common Stock and the holders of Class B Common Stock shall vote together and not as separate classes. Except as otherwise expressly provided herein or as required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or pursuant to the General Corporation Law of Delaware.

(ii) No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(iii) Common Stock. Each holder of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock held by such holder as of the applicable record date. Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held by such holder as of the applicable record date. Except as otherwise expressly provided herein or by applicable law, the holders of Class A Common Stock and the holders of Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the written consent of the stockholders of the Corporation.

(iv) Adjustment in Authorized Class A Common Stock and Class B Common Stock. Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of such applicable shares then outstanding) by an affirmative vote of the holders of a majority of voting power of the outstanding shares of Common Stock of the Corporation (voting together as a single class), irrespective of the provisions of Section 242(b)(2) of the General Corporation Law and without a separate class vote of the holders of the Common Stock. The number of authorized shares of Class B Common Stock may not be increased or decreased unless approved by a majority in interest of the outstanding shares of Class B Common Stock.

(f) Equal Treatment in a Liquidation Event or Change of Control. In connection with any Liquidation Event, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Corporation.

3. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Corporation’s Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the General Corporation Law of Delaware (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the General Corporation Law of Delaware. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Amended and Restated Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of voting power of the outstanding capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

The Corporation is to have perpetual existence.

SECOND:	That, at an annual meeting of stockholders of the Corporation, the aforesaid amendments were duly adopted by the stockholders of the Corporation.

THIRD:	That, the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this 13th day of September, 2024.

KNIGHTSCOPE, INC.

By:	/s/ William Santana Li
William Santana Li
Chairman, Chief Executive Officer and President

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